Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Alane Moran	Nicole Gorman
	F5 Public Relations	Acopia Public Relations
	206/272-6850	508/397-0131
	a.moran@f5.com	ngorman@acopia.com
F5 Networks to Acquire Acopia Networks
F5’s Application Delivery Network (ADN) vision extended to data storage with addition of intelligent file virtualization
SEATTLE, AUGUST 6, 2007 — F5 Networks, Inc. (NASDAQ: FFIV), the global leader in Application Delivery Networking, today announced that it has agreed to acquire Acopia Networks®, Inc., a best-of-breed provider of high-performance, intelligent file virtualization solutions. The $210 million cash transaction for 100% of the equity of Acopia is expected to close on or shortly after September 14, 2007, subject to satisfaction of the closing conditions. F5’s management will discuss further details about the Acopia acquisition in a conference call today, August 6, 2007, at 8:30 a.m. EDT.
     “This acquisition is highly complementary to F5’s strategy of optimizing the application infrastructure from the core of the datacenter to the edge of the network. Acopia extends the Application Delivery Network’s reach to include optimization of the data storage layer,” said John McAdam, President and CEO of F5 Networks. “When we were looking at various solutions in this space, Acopia was the clear winner due to its performance, scale, and feature richness.”
     With over 20,000 customers worldwide, F5’s technology optimizes application delivery by providing an integrated application-fluent infrastructure that ensures the performance, security, and availability of applications. Just as F5’s BIG-IP products have revolutionized server and application scalability, availability, performance, and security, Acopia’s intelligent file virtualization technology will enable F5 to apply the same principles to data storage.
     “This acquisition represents a very significant and positive development,” said Steve Warner, Vice President, Quest Diagnostics Inc. “Acopia’s intelligent file virtualization delivers tremendous value by creating a Global Name Space and allowing us to automate and enforce data

Exhibit 99.1
management policies in the network. This deal ensures Acopia’s future viability from a company perspective and will ultimately enhance the breadth of their data management capabilities.”
     Acopia serves a large, high-growth market, which is directly adjacent to F5’s existing core market. With this move, F5 will increase its total addressable market to include storage solutions and technologies – comprising one of the largest IT budget items for organizations worldwide.
     “In conversations with organizations around the world, IDC found that IT executives are increasing their deployments of file-based storage by 50% to more that 200% a year as they consolidate existing data centers and roll out new fixed content applications,” said Richard Villars, Vice President of Storage Systems Research at IDC. “These companies need solutions like intelligent file virtualization to improve the efficiency and reduce the costs associated with creating, organizing, protecting, retaining exploding volumes of business critical, file-based information.”
     “We are very excited to join the outstanding team at F5,” said Christopher Lynch, President and CEO at Acopia Networks. “F5’s global channels and powerful brand will accelerate Acopia’s ability to address the growing worldwide demand for our products. Our technologies and strategies are very complementary and will enable the combined companies to offer customers an optimized end to end solution from the client to the storage layer.”
     Call-in numbers for today’s conference call to discuss the Acopia acquisition are: 1-800-779-1698 (US and Canada) and +1-210-839-8222 (international); conference passcode: F5 NETWORKS. To listen to the live webcast, go to http://www.f5.com/f5/ir/calendar.html and click on the webcast URL. The slide presentation to be presented on the conference call will be available during the webcast. A replay of the webcast and the slide presentation will be available at http://www.f5.com/f5/ir/calendar.html until September 6, 2007. F5 Networks will be filing with the SEC a Current Report on Form 8-K that contains additional information concerning the transaction. Investors of F5 are encouraged to read such filings and other related SEC filings by F5 when they become available.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer

Exhibit 99.1
resources. F5’s extensible architecture intelligently integrates application optimization, protects the application and the network, and delivers application reliability—all on one universal platform. Over 10,000 organizations and service providers worldwide trust F5 to keep their applications running. The company is headquartered in Seattle, Washington with offices worldwide. For more information, go to www.f5.com.
About Acopia Networks
Acopia Networks is a leader in high-performance, intelligent file virtualization. Solutions based on Acopia’s FreedomFabric™ network operating system software help customers manage the growth, complexity, and cost of unstructured, globally distributed, file-based information. By providing automatic, policy-driven, data migration, tiering, load balancing, snapshots, and replication across multi-vendor storage environments, Acopia helps IT executives to reduce management overhead and accelerate business workflow. For further information about Acopia’s products and services, please visit its Website at www.acopia.com, call 978-513-2900 (US) / 49-89-944-90-165 (Europe) or email info@acopia.com.
This press release may contain forward looking statements relating to future events or future financial performance that involve risks and uncertainties. Such statements can be identified by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms or comparable terms. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those identified in the company’s filings with the SEC.
# # #